Exhibit 99.1

HENRY FERNANDEZ STEPS DOWN FROM ROYALTY PHARMA’S BOARD OF DIRECTORS

NEW YORK, NY, August 13, 2025 – Royalty Pharma plc (Nasdaq: RPRX) today announced that Henry Fernandez, its Lead Independent Director, has stepped down from its Board of Directors, effective August 13, 2025. Mr. Fernandez joined the Royalty Pharma Board of Directors in July 2020 and was unanimously appointed as Lead Independent Director in March 2021.

“We are tremendously grateful for Henry’s contributions to Royalty Pharma over the past five years,” said Pablo Legorreta, founder and Chief Executive Officer of Royalty Pharma. “His experience as a seasoned chief executive of a public company together with his exceptional business acumen has been invaluable to Royalty Pharma during our first years as a public company. Henry’s leadership has helped Royalty Pharma achieve numerous milestones, including the completion of the internalization, and positioned us favorably to drive continued growth.”

“It has been a privilege to serve on Royalty Pharma’s Board of Directors,” said Henry Fernandez. “Since Royalty Pharma’s IPO in 2020, the company has executed its strategy exceptionally well, solidifying its position as the clear leader in the biopharma royalty market. Looking ahead, I am confident Royalty Pharma will continue to deliver long-term compounding growth and create sustained shareholder value through its unique business model and rigorous investment approach.”

The company intends to name a new Lead Independent Director in the near future.

About Royalty Pharma

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly – directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, Servier’s Voranigo, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 16 development-stage product candidates. For more information, visit www.royaltypharma.com.

Royalty Pharma Investor Relations and Communications

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